                    ALASKA AIR GROUP, INC.
                       P.O. Box 68947
                 Seattle, Washington  98168


                                             March 31, 1994

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Air Group which will be held May
17, 1994, at 2 p.m. in the William M. Allen Theater at the
Museum of Flight, 9404 East Marginal Way South, Seattle,
Washington.

     The business matters to be acted on are described in the accompanying Notice of Meeting and Proxy Statement.

     We encourage your participation at this meeting.
Regardless of the number of shares you hold or whether you are able to attend the meeting in person, your opinion is important to us. Please review the Proxy Statement and sign and return your proxy card in the envelope provided as soon as possible to ensure that your vote is counted. If you attend the meeting and prefer to vote in person, your proxy can be revoked at your request.

     We appreciate your confidence in Alaska Air Group through your investment, and we look forward to the chance to visit with you at the meeting and hear your questions and comments.

                              Sincerely,



                              /S/ Raymond J. Vecci
                              Chairman, President and
                              Chief Executive Officer


ALASKA AIR GROUP, INC.
P.O. Box 68947
Seattle, WA 98168

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        MAY 17, 1994


To the Stockholders:

     The Annual Meeting of Stockholders of Alaska Air
Group, Inc. will be held in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South,
Seattle, Washington, at 2 p.m. on May 17, 1994, for the following purposes:

     1.   To elect three directors for terms of three years each.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record on March 11, 1994, will be entitled to vote at the meeting.



                              By Order of the Board of Directors,

                              /S/ Marjorie E. Laws
                              Vice President/Corporate Affairs
                              and Corporate Secretary
March 31, 1994
Seattle, Washington


YOUR VOTE IS IMPORTANT. If you do not expect to attend the meeting in person, please sign and return the proxy in the enclosed envelope so your stock can be voted. The envelope requires no postage if mailed in the United States.

ALASKA AIR GROUP, INC.
P.O. Box 68947
Seattle, Washington 98168


                         PROXY STATEMENT

     This Proxy Statement is furnished in connection with solicitation of proxies by the Board of Directors of Alaska Air Group, Inc. ("Air Group" or "the Company") to be used at the 1994 Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at 2 p.m. on May 17, 1994, at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington. This Proxy Statement is being mailed to stockholders on about March 31, 1994.

                           PROXIES

     The shares represented by the enclosed proxy, when properly executed, will be voted in accordance with directions given by the stockholder. Where a choice is available and no instructions have been provided by the stockholder, the shares will be voted in favor of the election of the three nominees for director and in support of management on any other matters that properly come before the meeting. A stockholder has the right to revoke, withdraw or change the proxy at any time before it is voted by contacting the Vice President/Corporate Affairs and Corporate Secretary of the Company. Other than the election of three directors, the Company is not aware of any other matters to be presented at the meeting.

                    STOCKHOLDER PROPOSALS

     For a stockholder proposal to be included in the proxy statement for the 1995 Annual Stockholders Meeting, it must be received by the Company at its corporate headquarters, P.O. Box 68947, Seattle, Washington 98168, by November 30, 1994. The Company's Bylaws outline procedures, including minimum notice requirements, for bringing matters before the stockholders.

                      VOTING SECURITIES

     The Company's voting stock consists solely of common stock. On March 11, 1994, the record date for stockholders entitled to vote at the Annual Meeting, the Company had outstanding 13,353,444 shares of $1.00 par Common Stock
("common stock"). Each share of common stock is entitled to one vote on any matter brought before the meeting.

     A majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present, the affirmative vote of three-fourths of the shares present shall be required to act on any matter before the stockholders, including election of directors. Abstentions or, in the case of the election of directors, withheld votes, will be included in the number of shares present and will have the effect of voting against any matter before the meeting. Shares not voted by brokers will not be included in the number of shares present and therefore will have no effect on the voting.

     The 40l(k) Plans of the Company and its subsidiaries include Employee Stock Ownership Plan ("ESOP") features. On December 31, 1993, the Plans held 1,082,880 shares, or 8.1% of the outstanding common stock, in trust for participants. Included in that total are 791,186 shares held by the ESOPs ("the ESOP shares") and 291,694 non-ESOP shares. As of December 31, 1993, 549,226 ESOP shares had been allocated to participants' accounts.

     The trustee will vote the shares allocated to participants in accordance with confidential instructions received from each employee participant. If no voting instructions are received, the trustee will vote such allocated shares as it determines to be in the best interest of the participants.

     Participants are also entitled to direct the voting of unallocated ESOP shares on a pro rata basis. The trustee will vote unallocated ESOP shares for which no instructions are received in proportion to the unallocated shares for which voting instructions are received.

Security Ownership of Certain Beneficial Owners and Management 5% Owners. The following table shows the beneficial ownership of each person or entity known by the Company to own more than 5% of the Company's common stock. Ownership shown is based on publicly available information reported as of December 31, 1993.

Name & Address of                Amount & Nature of       Percent
Beneficial Owner                 Beneficial Ownership    of Class

The Capital Group, Inc.                  1,718,120 (1)      12.87%
333 South Hope Street
Los Angeles, California  90071

FMR Corp.                                  865,909 (2)       6.48%
82 Devonshire Street
Boston, Massachusetts  02109

Alaska Airlines & Horizon Air Industries    1,082,880         8.11%
401(k) Plans
c/o Seattle-First National Bank-Trustee
701 Fifth Avenue
Seattle, Washington  98124

(1) Capital Guardian Trust Company and Capital Research and Management Company, which are both operating subsidiaries of The Capital Group, Inc., have investment discretion for 747,690 and 970,420 shares, respectively, which were owned by various institutional investors.

(2) Includes the following shares beneficially owned by three wholly owned subsidiaries of FMR Corp.: Fidelity
   Management & Research Company - 694,180, Fidelity
   Management Trust Company - 170,929 and Fidelity
   International Limited - 800. FMR Corp. has sole voting power for 167,210 shares and sole dispositive power for 865,909 shares.

   The total number of shares beneficially owned by FMR
   Corp. includes 717,109 shares of common stock resulting from the assumed conversion of $57,850,000 principal amount of the convertible Liquid Yield Option Notes
   (LYONs) at 12.396 shares of common stock for each $1,000 principal amount of the LYONs.

   Management.   The following table shows the beneficial
   ownership of the Company's common stock by all directors, director nominees, executive officers named in the Summary Compensation Table and all directors, nominees and executive officers as a group as of February 28, 1994, except for 40l(k) Plan shares which are as of December 31, 1993. As a group, the directors, nominees and executive officers owned 5.8% of the outstanding common stock on that date. None of these individuals owns more than 1% of the outstanding common stock. Unless otherwise noted, they have sole voting and dispositive power over such shares.


                                      No. of Common Shares
  Name of Individual                  Beneficially Owned

  William H. Clapp                       18,369
  Ronald F. Cosgrave                     17,500
  Mary Jane Fate                         115 (1)
  Patrick L. Glenn                       43,408 (2)
  James A. Johnson                       39,191 (2)
  John F. Kelly                          55,256 (2)
  Bruce R. Kennedy                       101,602 (2)(3)(4)
  R. Marc Langland                       150
  Byron I. Mallott                       400 (4)
  Willie G. McKnight, Jr.                36,200 (2)
  Robert L. Parker, Jr.                  266 (5)
  Raymond J. Vecci                       87,877 (2)
  J. Ray Vingo                           58,241 (2)(4)
  Richard A. Wien                        200
  All directors, nominees and executive 781,154 (2)(4) officers as a group (25 individuals)

(1) Does not include 1,546 shares registered in the name of her husband. Mrs. Fate disclaims beneficial ownership of those shares.

(2) Includes shares held in trust under the Company's 40l(k)
   Plans. Also includes the following options which are exercisable in the next 60 days:

                             Stock Option  Capital
Name of Individual           Plans         Performance Plan(6)

Patrick L. Glenn             26,625        14,625
James A. Johnson             9,355         19,500
John F. Kelly                28,633        22,425
Bruce R. Kennedy             42,000        37,050
Willie G. McKnight, Jr.      22,550        13,650
Raymond J. Vecci             50,536        34,125
J. Ray Vingo                 23,400        27,300
All directors, nominees and  369,687       295,425
executive officers as a group
(25 individuals)

(3)  Does not include 285 shares held by his daughter.  Mr.
   Kennedy disclaims beneficial ownership of those shares.

(4) Shares dispositive and investment power with spouse over the following shares: Bruce R. Kennedy - 22,552, Byron
   I. Mallott - 400, J. Ray Vingo - 5,654, and all directors, nominees and executive officers as a group
   40,623.

(5) Does not include 45,713 shares of common stock owned by Parker Drilling Company. Mr. Parker disclaims beneficial ownership of those shares.

(6) Under the Alaska Air Group Capital Performance Plan ("CPP") a broad group of management employees purchased investment options to acquire convertible preferred stock. The named executives were among those who purchased the investment options at $2.63 each. The options entitle the employees to purchase preferred stock at $50 per share. Each preferred share is convertible into 1.95 shares of common stock at $27 per common share. The employees will experience no gain until or unless the market value of the stock reaches $27. The investment options expire on February 5, 1997, and if not exercised at that time, the employees' investments will be returned to them without interest. The named executive officers invested the following amounts to purchase CPP investment options: Raymond J. Vecci - $92,050; Patrick L. Glenn $39,450; J. Ray Vingo - $73,640; John F. Kelly $60,490;
   Willie G. McKnight, Jr., - $36,820 and James A. Johnson
   $52,600.

                    ELECTION OF DIRECTORS

     Three directors are proposed to be re-elected at the Annual Meeting. The Board of Directors is divided into three classes, each serving staggered three-year terms. The persons named in the proxy intend to vote for the election of the three nominees named below. Each nominee has consented to serve as a director if elected. If any nominee is unable to serve for any reason, the proxies or their substitutes will vote the shares represented by each proxy for such substitute nominees as the Executive Committee of the Board of Directors shall approve.

         NOMINEES FOR DIRECTOR (Term expiring 1997)

MARY JANE FATE (60) - Mrs. Fate has been a director since
1979 and serves on the Compensation Committee. She was General Manager of a family dental business, Fairbanks, Alaska, from 1989 to 1993. She was President and Executive
Director of Baan o yeel kon Corporation (an Alaska Native village corporation) from 1981 to 1989. She is a director of Horizon Air Industries and Baan o yeel kon Corporation.

JOHN F. KELLY (49) - Mr. Kelly has been a director since
1989. He has been Chairman of Horizon since February 1991 and President and Chief Executive Officer of Horizon since
June 1987.  He was Vice President/Marketing of Alaska from
1981 to June 1987.  He is also a director of Horizon.

BRUCE R. KENNEDY (55) - Mr. Kennedy has been a director since 1972 and serves as Chairman of the Executive Committee. He is Chairman Emeritus of Air Group. He served as Chairman of Air Group from 1985 to mid-1991 and Chief Executive Officer and President from 1985 to 1991. He was also Chairman of Alaska from 1979 to 1991, Chief Executive Officer from 1979 to 1990 and President for eleven years in the 1978 to 1990 period.

          CONTINUING DIRECTORS (Term expiring 1996)

BYRON I. MALLOTT (50) - Mr. Mallott has been a director since 1982 and is a member of the Audit Committee. He is the owner of Mallott Enterprises (business consulting, lobbying) and is Practitioner in Residence, School of Business & Public Administration, University of Alaska Southeast. He was Chief Executive Officer of Sealaska Corporation (a regional Alaska Native corporation), Juneau, Alaska, from 1982 through July 1992, Chairman of the Board from 1976 to 1983 and President from 1984 to 1985. He served on the Board of Trustees of Alaska Permanent Fund Corporation from 1982 to February 1991. He is a director of Horizon, Seafirst Corporation and Bank of America - Alaska.

ROBERT L. PARKER, JR. (45) - Mr. Parker has been a director since 1975, serves on the Executive Committee and is Chairman of the Compensation Committee. He has been President and Chief Executive Officer and a director of Parker Drilling Company (oil and gas drilling contractor), Tulsa, Oklahoma, since December 1991. He was President,
Chief Operating Officer and a director from 1977 to 1991.

RAYMOND J. VECCI (51) - Mr. Vecci has been a director since 1989 and serves on the Executive Committee. He has been Chairman of Air Group since May 1991 and President and Chief Executive Officer since February 1991. He has been Chairman of Alaska since February 1991 and President and Chief Executive Officer since September 1990. He was Executive Vice President and Chief Operating Officer of Alaska Airlines from 1986 to 1990 and Vice President/Planning from 1979 to 1986. He is also a director of Alaska and Horizon.

RICHARD A. WIEN (58) - Mr. Wien has been a director since 1982 and serves on the Audit and Compensation Committees. He has been Chairman and Chief Executive Officer of Florcraft, Inc. (retail flooring), Fairbanks and Anchorage, Alaska, since 1986. He is also a director of Horizon and National Bank of Alaska.

          CONTINUING DIRECTORS (Term expiring 1995)

WILLIAM H. CLAPP (52) - Mr. Clapp has been a director since 1977 and is Chairman of the Audit Committee. He has been Chairman of the Board and President of Matthew G. Norton Co. (investment/holding company), Seattle, Washington, since 1979. Mr. Clapp is also a director of Alaska, Weyerhaeuser Company, McDonald Industries, Inc. and Results.

RONALD F. COSGRAVE (62) - Mr. Cosgrave has been a director since 1983 and serves on the Executive Committee. He has been Chairman of the Board of Alaska Northwest Properties
Inc. (real estate and investments), Seattle, Washington, since 1979. He is a retired Chairman and Chief Executive
Officer of Alaska. He is Chairman Emeritus and a director of Alaska.

R. MARC LANGLAND (52) - Mr. Langland has been a director since February 1991 and serves on the Audit Committee. He has been President of Northrim Bank (banking), Anchorage,
Alaska, since November 1990 and President of Norcap, Ltd.
(investments) since

May 1989. He was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Alaska.

J. RAY VINGO (55) - Mr. Vingo has been a director since 1986. He has served as Vice President/Finance, Chief Financial Officer and Treasurer of Air Group since 1985, Vice President/Finance and Chief Financial Officer of Alaska since 1983 and Treasurer of Alaska from 1983 to 1987. He is also a director of Alaska.

                    DIRECTOR REMUNERATION

     Each director who is not an employee of Air Group receives an annual retainer fee of $12,000 and a meeting fee of $750 for each Board of Directors or committee meeting attended. When a Board of Directors meeting and a committee meeting are held on the same day, only one attendance fee is paid.

        THE BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors has established the following committees which meet outside of regular Board of Directors meetings to assist the Board in discharging its responsibilities.

     Audit Committee. The Audit Committee consists of William H. Clapp (Chairman), R. Marc Langland, Byron I. Mallott and Richard A. Wien. The Audit Committee is responsible for: (1) review of the annual report of the independent auditors; (2) evaluation of the external and internal audit functions; and (3) recommendations to the Board of Directors with respect to the retention of independent auditors and other auditing matters. Three Audit Committee meetings were held during 1993.

     Compensation Committee. The Compensation Committee consists of Robert L. Parker, Jr. (Chairman), Mary Jane Fate and Richard A. Wien. The functions of the Compensation Committee are to: (1) determine the salary of the Chairman and Chief Executive Officer; (2) make recommendations to the Board of Directors with respect to other executive compensation issues, including modification or adoption of executive compensation plans; (3) grant stock options pursuant to plans approved by the stockholders; and (4) serve as the Plan Administrator for the Company's stock option plans and CPP. The Compensation Committee held four meetings during 1993.

     Executive Committee. The Executive Committee consists of Bruce R. Kennedy (Chairman), Robert L. Parker, Jr., Ronald F. Cosgrave and Raymond J. Vecci. The Executive Committee serves as the Nominating Committee to select director nominees. The Committee does not consider director nominations from stockholders. The Company's Bylaws outline procedures and minimum notice provisions for nominating directors. The Executive Committee held one meeting during 1993.

    There were five Air Group Board of Directors meetings in 1993. All directors attended at least 75% of the meetings of the Board and committees on which they serve.

Compensation Committee Interlocks and Insider Participation
     Mr. Robert L. Parker, Jr., Mrs. Mary Jane Fate and
Mr.Richard A. Wien served as members of the Compensation
Committee during 1993. None of these individuals is a current or former employee or executive officer of the Company or any of its subsidiaries or has any interlocking relationship with any other corporation that would require disclosure.

     As discussed in the Compensation Committee Report, Mr. Raymond J. Vecci, CEO, sets base salaries for the executives of the Company other than himself. Mr. Vecci is not a member of the Compensation Committee, and has no interlocking relationships with any company that would require disclosure.



                   EXECUTIVE COMPENSATION

     The following table shows the compensation of the Company's chief executive officer, the four other most highly paid executive officers and a retired executive for the three years ending December 31, 1993. (Bonus figures are reported in the year earned.)

                                                 Summary Compensation Table
                                                  Annual Compensation          Long-Term Compensation
                                     ------------------------------------  -------------------------------------
                                                                                 Awards                 Payouts
                                                                           ------------------------   ----------
                                                                   Other                 Securities
                                                                  Annual    Restricted   Underlying                 All Other
                                                                 Compen-         Stock     Options/         LTIP      Compen-
Name and                                  Salary      Bonus    sation(1)   Award(s)(2)      SARs(3)   Payouts(2)    sation(4)
Principal Position            Year           ($)        ($)          ($)           ($)          (#)          ($)          ($)

Raymond J. Vecci(5)           1993      $300,000          0            -             0       11,900            0       $9,681
Chairman, CEO and             1992       288,924          0            -             0        5,000            0        6,228
President (Alaska)            1991       253,807          0           NA             0            0            0           NA

Patrick L. Glenn              1993      $242,481          0            -             0        9,000            0       $9,372
Exec. Vice President          1992       218,076          0            -             0            0            0        6,932
and COO (Alaska)              1991       193,269          0           NA             0            0            0           NA

J. Ray Vingo                  1993      $205,788          0            -             0        7,800            0      $10,029
Vice President/Finance        1992       190,846          0            -             0            0            0        6,759
and CFO (Alaska)              1991       174,615          0           NA             0            0            0           NA

John F. Kelly                 1993      $187,115          0            -             0        7,200            0      $11,419
Chairman, CEO and             1992       173,755    $21,270            -             0            0            0       10,128
President (Horizon)           1991       155,000     65,210           NA             0            0            0           NA

Willie G. McKnight, Jr.       1993      $162,193          0            -             0        6,200            0         $991
Vice President/               1992       150,845          0            -             0            0            0          712
Marketing (Alaska)            1991       136,009          0           NA             0            0            0           NA

James A. Johnson              1993   $104,530(6)          0   $47,216(7)             0            0            0    87,726(8)
Senior Vice President/        1992       145,015          0            -             0            0            0        7,381
Public Affairs (Alaska)       1991       130,115          0           NA             0            0            0           NA

(1) Includes the value of personal benefits and a tax gross-up for the imputed income in connection with those benefits. These personal benefits have not exceeded
   $50,000 or 10% of a named executive's salary plus bonus
   (if less) in any of the past three years.

(2) The Company grants no restricted stock awards and has no long-term incentive plan.

(3) There were no broad-based grants to all executives in 1991 and 1992, but options were granted to newly elected or appointed officers. Tandem SARs (stock appreciation rights) attach to only 50% of options granted.
   Optionees cannot redeem SARs for cash; SARs can only be exercised to receive a credit toward the exercise price of options.

(4) Includes the following Company contributions to individual 40l(k) Plan accounts for 1993 and 1992, respectively: Messrs. Vecci, Glenn, Vingo and Johnson -
   $4,497 and $4,364; Mr. Kelly - $8,994 and $8,670.  Mr.
   McKnight does not participate in the Plan. Also includes the following premiums for straight-term life insurance for 1993 and 1992, respectively: Mr. Vecci
   $5,184 and $1,864; Mr. Glenn - $4,875 and $2,568; Mr.
   Vingo $5,532 and $2,395; Mr. Kelly - $2,425 and $1,458;
   Mr. McKnight - $991 and $712 and Mr. Johnson $3,229 and
   $3,017. No portion of the premiums will be refunded to the Company on termination of the policy.

(5) Mr. Vecci became Chairman, President and Chief
   Executive Officer in 1991.

(6) Mr. Johnson retired as an active employee on June 30, 1993.

(7) Includes personal benefits and a tax gross-up as described in footnote 1 which are not identified individually as they do not meet the reporting threshold. In addition, upon his retirement in 1993, Mr. Johnson was gifted his Company car valued at $43,991.

(8) Includes the amounts described in footnote 4. In addition, upon his retirement in 1993, Mr. Johnson was given a special award of $75,000 in recognition of his 42 years of service and his continuing association with the Company as Sr. Vice President Emeritus. One-half of the award was paid in 1993 and the remainder was deferred until 1994. The entire $75,000 is included in this table.

Stock Option Plan Information
     The following table shows grants of stock options to the named officers during 1993.

                                           Option/SAR Grants in Last Fiscal Year
- ------------------------------------------------------------------------------------------------------------------
                                                                                       Potential Realizable
                                                                                       Value at Assumed Annual
                                                                                       Rates of Stock Price
                                                                                       Appreciation for
                                           Individual Grants                           Option Term
- -------------------------------------------------------------------------------------- ---------------------------
                                 Number of      % of Total
                                Securities    Options/SARs
                                Underlying      Granted to
                              Options/SARs    Employees in    Exercise or
                                Granted(1)     Fiscal Year     Base Price   Expiration
Name                                   (#)             (%)         ($/Sh)         Date        5% ($)       10% ($)

Raymond J. Vecci                     5,100             3.0         $16.25      2/28/03       $52,120      $132,081
                                     6,800             3.9          16.25      3/31/03        70,197       178,302

Patrick L. Glenn                     3,800             2.2          16.25      2/28/03        38,834        98,414
                                     5,200             3.0          16.25      3/31/03        53,680       136,349

J. Ray Vingo                         4,100             2.4          16.25      2/28/03        41,900       106,183
                                     3,700             2.1          16.25      3/31/03        38,195        97,017

John F. Kelly                        6,700             3.8          16.25      2/28/03        68,471       173,519
                                       500              .3          16.25      3/31/03         5,162        13,110

Willie G. McKnight, Jr.              6,200             3.6          16.25      2/28/03        63,361       160,570

James A. Johnson retired in 1993 and did not receive a grant.

The rates of appreciation in the above table were set by the SEC and are not intended to forecast future appreciation of Air Group common stock prices. If Air Group stock price does not appreciate, then the options above will be valueless.

(1) Stock options are granted at the fair market value of Alaska Air Group shares on the date of grant. They are not transferable. They are exercisable for cash, through a stock for-stock exchange or through the use of SAR credits, or a combination of the three. The options are not exercisable until one year after grant and then become exercisable in 25% increments over a period of four years. Incentive stock options have a ten-year term, and nonqualified options have a term of approximately ten years and one month. Retiring employees can exercise options in which they are vested at retirement for six months after their retirement. The unvested options of a retiree are cancelled on his or her retirement date. Vested and unvested options held by employees who leave the Company for reasons other than retirement are cancelled at the time their employment ends. See the third paragraph of the section titled "Severance Pay/Change in Control Arrangements" for the accelerated vesting provisions of the options.

   The following table shows unexercised options held by each named executive at year end 1993, including options which were not yet exercisable. There is no assurance that the indicated values of any unexercised options will actually be realized. Approximately 97% of options held by the Company's key employee group had exercise prices higher than the market price of the common stock at year end.

Aggregated Option/SAR Exercises in 1993 and Fiscal Year-End Options/SAR Value

                                                          Number of Securities              Value of Unexercised
                                                          Underlying Unexercised            In-the-Money
                                                          Options/SARs                      Options/SARs
                                   Shares                 at Fiscal Year-End(2)             at Fiscal Year-End(3)
                                 Acquired          Value  -------------------------------   ----------------------------
                              on Exercise    Realized(1)   Exercisable      Unexercisable    Exercisable   Unexercisable
Name                                  (#)            ($)           (#)                (#)            ($)             ($)

Raymond J. Vecci                        0              0        63,374             73,837       $41,392                0
Patrick L. Glenn                        0              0        31,037             40,188              0               0
J. Ray Vingo                            0              0        35,100             54,500              0               0
John F. Kelly                           0              0        38,046             46,088         17,863               0
Willie G. McKnight, Jr.                 0              0        27,825             31,175              0               0
James A. Johnson                        0              0        19,105             33,750              0               0

(1) Market price of underlying securities at exercise date minus the exercise or base price.

(2) Includes the number of common shares below, which may be acquired through exercise of CPP convertible preferred stock options. All CPP options were under water at year-end 1993. (See Security Ownership of Management on page 3 for a description of the CPP.)

                        Unexercised Options
                       (No. of Common Shares)
                                (#)
                        Exercisable Unexercisable

Raymond J. Vecci        17,063      51,187
Patrick L. Glenn        7,312       21,938
J. Ray Vingo            13,650      40,950
John F. Kelly           11,213      33,638
Willie G. McKnight, Jr. 6,825       20,475
James A. Johnson        9,750       29,250

(3) Defined as the market price of common stock at year-end minus the exercise or base price.

      BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                        COMPENSATION

Executive Compensation Policy
     The Company's policy is to pay competitive compensation at all levels of the Company, including executive ranks. The objectives of the Company's executive compensation policies are: to attract and retain highly qualified executives; to motivate officers to provide excellent leadership and achieve Company goals; to link the interests of executives and shareholders by tying a large portion of total compensation to Company profitability and stock value; and to reward outstanding performance.

     Effective January 1, 1994, Section 162 of the Internal Revenue Code was amended to eliminate the deductibility of compensation over $1 million paid to the CEO and the other named executive officers. The company has not established a policy in connection with this new IRS ruling since the total compensation of those individuals is not close to that limitation.

     Executive compensation includes three components:
competitive base salary; an incentive plan tying cash compensation to annual financial performance; and stock options, which provide long-term incentives to maximize the value of shareholder investments.

Base Salary
     Base salaries for all executive officers, including the named executive officers other than the CEO, are set by the CEO based on subjective analysis of five criteria: competitive market rates for each position; the extent to which each officer's skills are in demand or may be marketed to other companies or industries; the degree of influence that the executive has on long-term Company strategies and success; the relationship of each position to others within the organization; and individual performance. These criteria are applied subjectively as appropriate for each position.

     The Company regularly reviews compensation surveys to ensure that its overall compensation is set at appropriate levels compared with other airlines of similar size and corporations in the Pacific Northwest. The surveys include data on executive compensation at companies that comprise the Dow Jones Transportation Index, other air carriers not included in the Dow Jones Transportation group and similarly sized companies in the Pacific Northwest. Broad-based national compensation surveys conducted by compensation consultants are also reviewed. In 1993, these surveys included data on 408 companies throughout the nation. Special attention is paid to the companies involved in the same industry.

     The Company does not attempt to set executive compensation at specific target ranges of any particular survey. The base salaries of Company officers are generally below the averages paid for comparable positions by companies in the surveys reviewed. Excluding the CEO, the average base salaries of the Company's named executive officers in 1993 were 28% lower than the average paid for similar positions by Dow Jones Transportation Index companies in 1992. The Company's performance is compared to the Index in the Performance Graph, and the companies included therein are listed on page 13.

Management Incentive Plan
     Alaska Air Group's Management Incentive Plan (MIP) links a significant portion of officers' cash compensation to the Company's annual financial performance. Forty-one employees, including officers and key management employees of the Company and its two operating subsidiaries, currently participate in the plan.

     The Compensation Committee establishes annual profit targets for the MIP. For awards to be paid, the Company must achieve or exceed profit targets. Since 1992, the Committee has set profit goals based on return-on-equity levels of 8%, 12% and 14% for threshold, target and maximum awards, respectively. If the target is achieved, executives can earn awards ranging from 30% to 45% of base salary, depending upon their position. Awards can also be adjusted for individual performance factors. If the profit target is exceeded, incentive awards can increase proportionately to double the awards.

     Prior to 1993, MIP targets were different for Alaska
Airlines and Horizon Air Industries. Targets for the two companies are now the same. No payments were made under the MIP for 1993 as the targets were not met.

     The MIP puts a significant portion of each officer's total cash compensation at risk. For the executives in the Summary Compensation Table, the percentages of total cash compensation at risk under the MIP are: 47% for Mr. Vecci; 41% for Mr. Glenn and Mr. Kelly; and 37.5% for Mr. Vingo and Mr. McKnight.

Stock Options
     Stock options provide an incentive to maximize stock values, linking the long-term interests of officers to the long-term interests of shareholders. Because options vest over a period of years, they also encourage executives to remain with the Company.

     The Committee always grants options at the current market price, so recipients benefit only if the market price of the stock appreciates and stockholders also benefit. No options have been repriced in the past ten years. The Company seeks to maximize the incentive value of options by making annual grants of a consistent number of options.
This policy averages option prices over the long term.

     The Committee does not base grants on ownership targets or the number of options an individual has outstanding, because it believes doing so would discourage officers from retaining options or shares. The total options available for grant are allocated in roughly equal annual grants over a four- to five year period. Individual grants are determined on a pro rata basis according to base salary, which reflects the relationship of executive positions to one another. The options granted to each of the named executive officers in 1993 are shown in the Summary Compensation Table and the Option Grant Table on pages 7 and 8.

CEO Compensation
Base Salary
   In determining Mr. Vecci's base salary, the Committee considers the compensation paid to CEOs of companies in the Dow Jones Transportation Index, as well as other airlines and national and Pacific Northwest companies with comparable revenues. His compensation is compared to the same survey data that is used for reviewing all officers' compensation.

     Mr. Vecci's 1993 base salary was 40% below the average paid in 1992 to the CEOs of Dow Jones Transportation Index companies.

     In addressing Mr. Vecci's base salary for 1993, the Committee evaluated the criteria used to establish base salaries for all other Company executives. At his request, Mr. Vecci's base salary was not increased but held at $300,000, the level set in mid 1992, to allow the Committee and the full Board time to reaffirm the criteria against which his performance will be measured in determining future compensation.

     After its review, the Committee has determined that it will consider the following factors in setting the CEO's base salary in the future.

     Company Performance.   Following are examples of the
kinds of accomplishments the Committee will consider in measuring performance. In 1993 the Company reduced its annual on-going costs by $80 million, far beyond the established goal of $50 million in annual cost reductions.
The methods used to cut costs were in line with strategic plans to be competitive in a low-fare environment, to maintain a quality service differential over competition, and to maximize yield. Growth, increased asset utilization and route selection during the year also fit the Company's emerging low-cost, low-fare profile.

     Competitive Market Rates of Pay.   The Committee will
continue to review data in the compensation surveys mentioned above to stay aware of competitive compensation levels. It does not intend to target a specific range of competitive pay, but will subjectively apply the information as it deems appropriate. The Committee also believes it is important to be mindful of compensation levels that would be required to recruit from outside the Company to fill all top management positions.

     Relationship With Board.   The Committee will also
consider the CEO's management and working relationship with the Board, and the degree to which he meets the Board's desire for information and communication.

Management Incentive Plan
   The portion of Mr. Vecci's compensation that most directly relates to the Company's financial performance, the MIP award, can range from 45% of his base salary if the profit target is met, to 90% of his base salary if profits reach or exceed the maximum target. The profit targets on which Mr. Vecci's MIP awards are based are identical to those detailed on page 11 for all participants in the MIP. These targets have not been achieved, and Mr. Vecci has not received an award under the MIP since 1989.

Stock Options
     Mr. Vecci received 11,900 options in 1993. The size of the grant was based on criteria identical to that outlined earlier for option grants to executive officers in general.

     This report is prepared over Mr. Vecci's name in addition to the names of the Compensation Committee members, since Mr. Vecci sets base salaries for the Company's other executive officers.

                         By: Alaska Air Group Compensation
                         Committee

                         Robert L. Parker, Jr., Chairman
                         Mary Jane Fate, Committee Member
                         Richard A. Wien, Committee Member

                         And, Raymond J. Vecci, CEO

(The disclosures incorporated in the preceding report are not to be deemed soliciting material or to be filed under
Section 18 of the Exchange Act, and are not deemed to be incorporated by reference into any filings, either current or past, under the Securities Act or Exchange Acts, except as the Company specifically determines otherwise.)


                      PERFORMANCE GRAPH
    Comparison of Five-Year Cumulative Total Return Among
         Alaska Air Group, Inc, S & P 500 Index and
               Dow Jones Transportation Index
              (Fiscal Year Beginning January 1)

   (PERFORMANCE GRAPH SUBMITTED ON FORM SE DATED MARCH 31, 1994.)

                S&P 500     Dow Jones (1)  Alaska Air Group
   1/2/89       $100.00       $100.00         $100.00
   1/2/90       $131.69       $127.10         $103.94
   1/2/91       $127.60       $70.61          $89.11
   1/2/92       $166.47       $147.16         $111.74
   1/4/93       $179.15       $161.83         $85.67
   1/3/94       $197.21       $198.40         $73.34

Assumes $100 invested on January 2, 1989 in Air Group common stock, S & P 500 Index and Dow Jones Transportation Index with all dividends reinvested.

(1) The companies included in the Dow Jones Transportation
   Index are:  Airborne Freight, Alaska Air Group, American
   President Lines, AMR, Burlington Northern, Carolina
   Freight Corp., Conrail, Consolidated Freightway, CSX
   Corp., Delta Airlines, Federal Express, Norfolk Southern
   Corp., Roadway Services, Ryder Systems, Santa Fe
   Pacific, Southwest Airlines, UAL,Union Pacific, U.S. Air and Xtra Corporation.

Salaried Retirement Plan
     The Company maintains a tax-qualified, defined benefit retirement plan for all salaried Alaska employees who have completed one year of service. Benefits payable under the Alaska Airlines Salaried Retirement Plan (the "Salaried Retirement Plan") are based on years of credited service and final average earnings (highest average earnings during any five consecutive years of the last ten complete years of service). The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to the employee's final average earnings times two percent times years of credited service. Annual benefits are paid on a straight life or joint life annuity basis at normal retirement age or in reduced amounts for early retirement. Amounts payable under the Salaried Retirement Plan are not subject to Social Security benefits or other offset amounts.

     The following table shows estimated annual benefits during the calendar year 1993 at various combinations of final average earnings and years of credited service under the Salaried Retirement Plan:


Final Average       Annual Benefits Based on Years
Earnings(1)         of Credited Service (2)
                             15         20         25        30         35

        $125,000        $37,500    $50,000    $62,500   $75,000    $87,500
        $150,000         45,000     60,000     75,000    90,000    105,000
        $175,000         52,500     70,000     87,500   105,000    122,500
        $200,000         60,000     80,000    100,000   120,000    140,000
        $250,000         75,000    100,000    125,000   150,000    175,000
        $300,000         90,000    120,000    150,000   180,000    210,000
        $360,000        108,000    144,000    180,000   216,000    252,000

(1) Final average earnings under the Salaried Retirement
   Plan for the named executives for the five-year period ending December 31, 1993 are: Mr. Vecci - $243,231, Mr.
   Glenn - $178,137, Mr. Vingo - $171,788, Mr. Kelly -
   $157,535, Mr. McKnight - $136,395 and Mr. Johnson -
   $122,854.

(2) Internal Revenue regulations limit the annual benefits which may be paid from a tax-qualified retirement plan. The current limit is $115,641. In addition, Internal Revenue regulations limit the covered compensation on which annual retirement benefits are based to $235,840. To the extent that the amounts shown in the table above exceed that IRS limitation, the excess shall be paid from the Officers Supplementary Retirement Plan.

   All of the participating employees' salaries excluding bonuses, but including any 401(k) Plan contributions, are covered under the Plan. The officers shown in the Summary Compensation Table have the following years of credited service and covered compensation as of December 31, 1993:


                                         Years of            Covered
Named Executive                   Credited Service      Compensation

Raymond J. Vecci                              17.9          $300,000
Patrick L. Glenn                              22.5           242,480
J. Ray Vingo                                   9.5           205,788
John F. Kelly (1)                             16.5           187,114
Willie G. McKnight, Jr.                        5.0           162,192
James A. Johnson (2)                          22.5           104,530

(1) Mr. Kelly transferred from Alaska Airlines to Horizon Air Industries as its CEO in June 1987. At the time of his transfer, he was fully vested under the Salaried Retirement Plan. Since Horizon does not have a similar plan and because he would not be able to continue to accrue credited service under the Salaried Retirement Plan, Horizon agreed to supplement his benefits to ensure his annual benefit uponretirement would be equivalent to the annual benefit he would have received had he continued service with Alaska. His years of credited service shown above include 9.8 years with Alaska Airlines and 6.5 years with Horizon.

(2) Mr. Johnson retired on June 30, 1993.

Officers Supplementary Retirement Plan
     In addition to the benefits described above, under the Officers Supplementary Retirement Plan ("the Supplementary Plan"), elected officers of Air Group and Alaska and Alaska officers who transfer to related corporations can receive an annual retirement benefit equal to up to 50% of his or her final average annual salary at normal retirement age, provided they have met service requirements as an elected officer.

     The Supplementary Plan is a nonqualified, unfunded, noncontributory defined benefit plan. Under versions of the Supplementary Plan applicable to the different elected officers, normal retirement benefits are payable once the officer reaches 55, 58 or 60 and has six to ten years service as an elected officer. Annual benefits are paid on a straight life or joint life annuity basis at normal retirement age or in reduced amounts for early retirement. The Supplementary Plan also provides an option for the payment of reduced benefits to an employee's surviving spouse. Benefits under the Supplementary Plan are subject to maximum available Social Security offsets whether received or not. Although we are unable to project estimated benefits at this time, final average earnings under the Supplementary Plan at December 31, 1993, for the named executives were as follows: Mr. Vecci - $294,462; Mr. Glenn - $178,137; Mr.Vingo - $171,788; Mr. Kelly - $157,648;
Mr. McKnight - $136,396 and Mr. Johnson - $144,500.

Severance Pay /Change-in-Control Arrangements
     The Boards of Directors of Air Group and Alaska have adopted resolutions providing severance pay to all executive officers, including the named executives, and certain other key employees in the event they are terminated within 24 months after a change in control of the Company. The formula provides for payments equaling from 12 to 24 months' salary, depending on length of service and the time that elapses between a takeover and the termination. Because of these and other variables which are to be determined at the time of distribution, the value of this benefit cannot be determined at this time.

     Some Company benefit plans have change-in-control provisions which provide for accelerated vesting. Under the Supplementary Plan, benefits of the named executive officers and other elected officers will vest at the rate of 10% per year of service as an elected officer. The individual may choose to receive his or her vested benefits in a single lump-sum payment or in installments. In addition, the Supplementary Plan provides that, after a change in control, benefits will not be forfeited if the individual is terminated for cause (excluding dishonesty or criminal acts) or is later employed by a competitor. The value of this provision to the named executives cannot be determined at this time as the amount depends on a number of variables to be determined at the time of any change in control.

     Options granted under the Company's three stock option plans become exercisable at the rate of 25% per year, beginning one year after the date of grant. Upon a change in control of the Company, outstanding options become fully exercisable, unless the Board of Directors determines such accelerated vesting is not appropriate. The value of accelerated vesting of options owned by the named executives does not exceed the $100,000 reporting threshold.

     Under the CPP Plan, upon a change in control, participants will receive their original investment without interest, or the amount they would have received had they exercised the options, if greater. The exercise price of these investment options is above the current price of the common stock and, therefore, there is no current value to this acceleration provision.

Transactions with Management and Others
     There were no transactions with the Company's directors, nominees, executive officers or 5% stockholders which are required to be disclosed.

Transactions under Section 16(a) of Exchange Act
     The Company has adopted procedures to assist its directors and officers in complying with Section 16(a) of the Securities Act of 1934, which includes assisting the officer or director in preparing forms for filing. All current and former executive officers of the Company are current in their Securities Act filings.

                          AUDITORS

     The Board of Directors has selected Arthur Andersen & Co., independent auditors, to examine the financial statements of Air Group and its subsidiaries for the fiscal year ending December 31, 1994. Arthur Andersen & Co. examined the financial statements of Air Group and its subsidiaries for the year ended December 31, 1993. It is anticipated that representatives of Arthur Andersen & Co. will be present at the Annual Meeting to answer questions by stockholders and will have the opportunity to make a statement if they so desire.

                        SOLICITATION

     The cost of soliciting proxies, including the cost of reimbursing brokers for forwarding proxy material to their principals, will be paid for by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies for the meeting.
The Company will pay CIC approximately $3,000 in fees for its services and will reimburse it for reasonable out-of-pocket expenses. The solicitation of proxies will be generally by mail. In addition, solicitation may be made personally or by telephone or telegraph by employees of CIC and/or the Company.

     Proxy material may also be distributed through brokers and banks to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable fees and out-of-pocket expenses for such services.

     If you find it inconvenient to attend the meeting in person, your stock will be represented and voted if you will sign, date and mail the enclosed proxy card in the envelope provided for that purpose.


                              Marjorie E. Laws
                              Vice President/Corporate Affairs
                              and Corporate Secretary

March 31, 1994
Seattle, Washington